Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2020 RESULTS AND ANNOUNCES ADDITIONAL $1.0 BILLION SHARE REPURCHASE AUTHORIZATION

●	Third quarter comparable store sales increase of 16.9%, total sales growth of 20.3%
●	39% increase in third quarter diluted earnings per share to $7.07
●	Net cash provided by operating activities increased $859 million or 57.7%

Springfield, MO, October 28, 2020 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue and earnings for its third quarter ended September 30, 2020.

3rd Quarter Financial Results

Greg Johnson, O’Reilly’s CEO and Co-President, commented, “The COVID-19 pandemic continues to present a significant challenge to consumers, and our number one priority continues to be protecting the health and wellness of our Team Members and customers.  We are extremely proud of Team O’Reilly’s ongoing hard work and dedication to serving each community where we do business, as well as their ability to deliver another outstanding quarter while providing excellent customer service during these difficult times.  Our Team’s tireless efforts resulted in our second consecutive quarter of over 16% comparable store sales growth.  Our DIY business was again a larger contributor to our comparable store sales growth; however, our professional business performed very well, again generating comparable store sales above our expectations during the quarter.  We were pleased with our strong sales performance throughout the third quarter, and our business has continued to perform very well through the first three weeks of October, generating robust comparable store sales in the low double digits.”

Mr. Johnson further commented, “Our Team’s hard work and commitment to expense control resulted in another extremely profitable quarter, exemplified by our 22.6% operating profit margin, which represents a 249 basis point improvement over the prior year, and a 39.2% increase in diluted earnings per share to $7.07.  Through the first nine months of 2020, we also generated significant growth in cash provided by operations and free cash flow, increasing both metrics by over $850 million.  We continue to maintain a cautious approach to managing our operating costs in these uncertain economic conditions and remain steadfastly focused on providing the excellent customer service that drives long-term profitable growth.  Finally, we would like to thank all of Team O’Reilly for your tremendous determination and relentless dedication to taking care of our customers each day – your countless contributions are absolutely the driver to our ongoing success.”

Sales for the third quarter ended September 30, 2020, increased $541 million, or 20%, to $3.21 billion from $2.67 billion for the same period one year ago.  Gross profit for the third quarter increased 18% to $1.68 billion (or 52.4% of sales) from $1.42 billion (or 53.3% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the third quarter increased 8% to $955 million (or 29.8% of sales) from $886 million (or 33.2% of sales) for the same period one year ago.  Operating income for the third quarter increased 35% to $725 million (or 22.6% of sales) from $536 million (or 20.1% of sales) for the same period one year ago.

Net income for the third quarter ended September 30, 2020, increased $136 million, or 35%, to $527 million (or 16.4% of sales) from $391 million (or 14.7% of sales) for the same period one year ago.  Diluted earnings per common share for the third quarter increased 39% to $7.07 on 75 million shares versus $5.08 on 77 million shares for the same period one year ago.

Year-to-Date Financial Results

Sales for the first nine months of 2020 increased $1.11 billion, or 14%, to $8.78 billion from $7.67 billion for the same period one year ago.  Gross profit for the first nine months of 2020 increased 13% to $4.61 billion (or 52.6% of sales) from $4.07 billion (or 53.1% of sales) for the same period one year ago.  SG&A for the first nine months of 2020 increased 5% to $2.73 billion (or 31.1% of sales) from $2.59 billion (or 33.8% of sales) for the same period one year ago.  Operating income for the first nine months of 2020 increased 27% to $1.89 billion (or 21.5% of sales) from $1.48 billion (or 19.3% of sales) for the same period one year ago.

Net income for the first nine months of 2020 increased $293 million, or 28%, to $1.36 billion (or 15.5% of sales) from $1.07 billion (or 13.9% of sales) for the same period one year ago.  Diluted earnings per common share for the first nine months of 2020 increased 33% to $18.12 on 75 million shares versus $13.63 on 78 million shares for the same period one year ago.

3rd Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as sales from Leap Day in the nine months ended September 30, 2020.  Online sales, resulting from ship-to-home orders and pick-up-in-store orders, for U.S. stores open at least one year, are included in the comparable store sales calculation.  Comparable store sales increased 16.9% for the third quarter ended September 30, 2020, on top of 5.0% for the same period one year ago.  Comparable store sales increased 10.7% for the nine months ended September 30, 2020, on top of 3.9% for the same period one year ago.

Share Repurchase Program

During the third quarter ended September 30, 2020, the Company repurchased 1.0 million shares of its common stock, at an average price per share of $458.70, for a total investment of $443 million.  During the first nine months ended of 2020, the Company repurchased 2.6 million shares of its common stock, at an average price per share of $415.28, for a total investment of $1.09 billion.  Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 0.7 million shares of its common stock, at an average price per share of $458.97, for a total investment of $313 million.  The Company has repurchased a total of 79.5 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $170.92, for a total aggregate investment of $13.59 billion.

Today, the Company also announced that its Board of Directors (the “Board”) approved a resolution to increase the authorization amount under its share repurchase program by an additional $1.0 billion, raising the aggregate authorization under the program to $14.75 billion.  The additional $1.0 billion authorization is effective for a three-year period, beginning on October 28, 2020.  Stock repurchases under the program may be made from time to time, as the Company deems appropriate, solely through open market repurchases effected through a broker dealer at prevailing market prices, based on a variety of factors such as price, corporate requirements and overall market conditions.  There can be no assurance as to the number of shares the Company will purchase, if any.  The share repurchase program may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice.  As of the date of this release, the Company had approximately $1.16 billion remaining under its current share repurchase authorizations.

Continued Suspension of Guidance

As previously announced, the Company withdrew all previously issued 2020 guidance, and given the ongoing uncertainty related to COVID-19, the Company is not resuming guidance at this time.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, October 29, 2020, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (703) 375-5524; the conference call identification number is 3669318.  A replay of the conference call will be available on the Company’s website through Thursday, October 28, 2021.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of September 30, 2020, the Company operated 5,592 stores in 47 U.S. states and 21 stores in Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the COVID-19 pandemic or other public health crisis, the economy in general, inflation, tariffs, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, information security and cyber-attacks, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2019, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2020	September 30, 2019	December 31, 2019
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$1,627,098	$42,804	$40,406
Accounts receivable, net	243,192	224,033	214,915
Amounts receivable from suppliers	90,341	76,107	79,492
Inventory	3,527,495	3,348,631	3,454,092
Other current assets	45,315	32,914	44,757
Total current assets	5,533,441	3,724,489	3,833,662

Property and equipment, at cost	6,497,065	6,053,306	6,191,427
Less: accumulated depreciation and amortization	2,424,168	2,182,599	2,243,224
Net property and equipment	4,072,897	3,870,707	3,948,203

Operating lease, right-of-use assets	1,913,897	1,908,931	1,928,369
Goodwill	873,717	808,259	936,814
Other assets, net	109,999	60,338	70,112
Total assets	$12,503,951	$10,372,724	$10,717,160

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,083,805	$3,606,571	$3,604,722
Self-insurance reserves	91,118	75,158	79,079
Accrued payroll	127,841	104,161	100,816
Accrued benefits and withholdings	202,198	87,386	98,539
Income taxes payable	4,553	100,472	—
Current portion of operating lease liabilities	318,533	308,726	316,061
Other current liabilities	341,553	298,380	270,210
Current portion of long-term debt	499,783	—	—
Total current liabilities	5,669,384	4,580,854	4,469,427

Long-term debt	4,122,424	3,703,628	3,890,527
Operating lease liabilities, less current portion	1,640,646	1,642,178	1,655,297
Deferred income taxes	174,177	117,551	133,280
Other liabilities	188,095	162,294	171,289

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
73,272,379 as of September 30, 2020,
75,727,781 as of September 30, 2019, and
75,618,659 as of December 31, 2019	733	757	756
Additional paid-in capital	1,303,699	1,259,544	1,280,760
Retained deficit	(578,172)	(1,094,082)	(889,066)
Accumulated other comprehensive (loss) income	(17,035)	—	4,890
Total shareholders’ equity	709,225	166,219	397,340

Total liabilities and shareholders’ equity	$12,503,951	$10,372,724	$10,717,160

Note:  The balance sheet at December 31, 2019, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Sales	$3,207,638	$2,666,528	$8,775,720	$7,667,010
Cost of goods sold, including warehouse and distribution expenses	1,527,170	1,243,998	4,162,166	3,596,903
Gross profit	1,680,468	1,422,530	4,613,554	4,070,107

Selling, general and administrative expenses	955,455	886,167	2,728,490	2,590,884
Operating income	725,013	536,363	1,885,064	1,479,223

Other income (expense):
Interest expense	(41,668)	(35,858)	(122,777)	(104,687)
Interest income	582	656	1,892	1,813
Other, net	2,479	732	2,297	4,667
Total other expense	(38,607)	(34,470)	(118,588)	(98,207)

Income before income taxes	686,406	501,893	1,766,476	1,381,016
Provision for income taxes	159,154	110,600	407,119	314,890
Net income	$527,252	$391,293	$1,359,357	$1,066,126

Earnings per share-basic:
Earnings per share	$7.13	$5.14	$18.28	$13.77
Weighted-average common shares outstanding – basic	73,916	76,172	74,377	77,415

Earnings per share-assuming dilution:
Earnings per share	$7.07	$5.08	$18.12	$13.63
Weighted-average common shares outstanding – assuming dilution	74,586	76,969	75,026	78,220

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Nine Months Ended
	September 30,
	2020	2019
Operating activities:
Net income	$1,359,357	$1,066,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	231,510	200,382
Amortization of debt discount and issuance costs	3,300	2,898
Deferred income taxes	32,249	12,383
Share-based compensation programs	17,062	16,578
Other	2,576	5,830
Changes in operating assets and liabilities:
Accounts receivable	(34,970)	(38,892)
Inventory	(76,239)	(154,986)
Accounts payable	481,431	228,943
Income taxes payable	123,581	90,383
Other	209,272	60,031
Net cash provided by operating activities	2,349,129	1,489,676

Investing activities:
Purchases of property and equipment	(363,425)	(481,207)
Proceeds from sale of property and equipment	11,690	5,479
Investment in tax credit equity investments	(95,292)	(17,988)
Other	(312)	661
Net cash used in investing activities	(447,339)	(493,055)

Financing activities:
Proceeds from borrowings on revolving credit facility	1,162,000	2,192,000
Payments on revolving credit facility	(1,423,000)	(2,404,000)
Proceeds from the issuance of long-term debt	997,515	499,955
Payment of debt issuance costs	(7,779)	(3,991)
Repurchases of common stock	(1,094,000)	(1,307,983)
Net proceeds from issuance of common stock	51,174	39,077
Other	(253)	(190)
Net cash used in financing activities	(314,343)	(985,132)

Effect of exchange rate changes on cash	(755)	—
Net increase in cash and cash equivalents	1,586,692	11,489
Cash and cash equivalents at beginning of the period	40,406	31,315
Cash and cash equivalents at end of the period	$1,627,098	$42,804

Supplemental disclosures of cash flow information:
Income taxes paid	$250,484	$218,386
Interest paid, net of capitalized interest	118,397	110,014

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
		September 30,
Adjusted Debt to EBITDAR:		2020	2019
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$4,622,207	$3,703,628
Add:	Letters of credit	66,527	39,104
	Discount on senior notes	5,352	3,723
	Debt issuance costs	22,441	17,649
	Six-times rent expense	2,093,556	2,005,494
Adjusted debt		$6,810,083	$5,769,598

GAAP net income		$1,684,273	$1,366,483
Add:	Interest expense	158,065	136,155
	Provision for income taxes	491,516	407,690
	Depreciation and amortization	302,003	266,001
	Share-based compensation expense	22,405	21,610
	Rent expense (i)	348,926	334,249
EBITDAR		$3,007,188	$2,532,188

Adjusted debt to EBITDAR		2.26	2.28

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the twelve months ended September 30, 2020 and for the nine and twelve months ended September 30, 2019 (in thousands):

Total lease cost, per ASC 842, for the twelve months ended September 30, 2020		$413,314
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the twelve months ended September 30, 2020	64,388
Rent expense for the twelve months ended September 30, 2020		$348,926

Total lease cost, per ASC 842, for the nine months ended September 30, 2019		$298,185
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the nine months ended September 30, 2019	44,531
Rent expense for the nine months ended September 30, 2019		253,654
Add:	Rent expense for the three months ended December 31, 2018, as previously reported prior to the adoption of ASC 842	80,595
Rent expense for the twelve months ended September 30, 2019		$334,249

	September 30,
	2020	2019
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.4
Average inventory per store (in thousands) (2)	$628	$618
Accounts payable to inventory (3)	115.8%	107.7%

		For the Three Months Ended		For the Nine Months Ended
		September 30,		September 30,
		2020	2019	2020	2019
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$790,051	$642,672	$2,349,129	$1,489,676
Less:	Capital expenditures	118,954	185,599	363,425	481,207
	Excess tax benefit from share-based compensation payments	8,326	2,337	14,786	13,059
	Investment in tax credit equity investments	—	16,271	95,292	17,988
Free cash flow		$662,771	$438,465	$1,875,626	$977,422

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
	September 30,		September 30,		September 30,
	2020	2019	2020	2019	2020	2019
Store Count:
Beginning store count	5,562	5,344	5,439	5,219	5,420	5,190
New stores opened	36	76	162	183	181	212
Bennett stores acquired, net of stores merged (4)	—	—	—	20	—	20
Stores closed	(6)	—	(9)	(2)	(9)	(2)
Ending domestic store count	5,592	5,420	5,592	5,420	5,592	5,420

Mexico stores (5)	21	—	21	—	21	—
Ending total store count	5,613	5,420	5,613	5,420	5,613	5,420

	For the Three Months Ended		For the Twelve Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Store and Team Member Information: (6)
Total employment	76,027	82,163
Square footage (in thousands)	41,591	40,070
Sales per weighted-average square foot (7)	$76.14	$66.73	$271.62	$253.82
Sales per weighted-average store (in thousands) (8)	$566	$493	$2,014	$1,871

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	O’Reilly acquired 33 Bennett Auto Supply, Inc. (“Bennett”) stores after the close of business on December 31, 2018, which were not included in the December 31, 2018, store count, as they were not operated by the Company for any portion of 2018. During the first quarter ended March 31, 2019, O’Reilly merged eight of the acquired Bennett stores into existing O’Reilly locations, and during the second quarter ended June 30, 2019, O’Reilly merged an additional five acquired Bennett stores into existing O’Reilly locations.
(5)	O’Reilly acquired Mayoreo de Autopartes y Aceites, S.A. de C.V. (“Mayasa”), headquartered in Guadalajara, Jalisco, Mexico, after the close of business on November 29, 2019.
(6)	Represents O’Reilly’s U.S. operations only.
(7)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.
(8)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.